Exhibit 23.1

KPMG LLP 1601 Market Street Philadelphia, PA 19103-2499

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Radius Global Infrastructure, Inc.:

We consent to the use of our report dated May 8, 2020, with respect to the consolidated balance sheets of AP WIP Investments, LLC and Subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, members’ deficit and cash flows for the years then ended, and the related notes, which appears in the Radius Global Infrastructure, Inc. prospectus included in the Registration Statement on Form S-4 (File No. 333-240173), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

The audit report of KPMG LLP on the aforementioned financial statements refers to a change in its method of accounting for leases in 2019 due to the adoption of FASB Accounting Standard Codification (Topic 842) Leases.

Philadelphia, Pennsylvania
October 13, 2020

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with

KPMG International Cooperative (“KPMG International”), a Swiss entity.